Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Plan Administrative Committee

Liberty Media 401(k) Savings Plan

Englewood, Colorado

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-176989) on Form S-8 of Qurate Retail, Inc. (formerly known as Liberty Interactive Corporation) and (No. 333-210818) on Form S-8 of Liberty Media Corporation of our report dated June 10, 2020, relating to the Statement of Net Assets Available for Benefits as of December 31, 2019 and the related Statement of Changes in Net Assets Available for Benefits for the year then ended and the related notes of Liberty Media 401(k) Savings Plan, which appears in this Form 11-K for the year ended December 31, 2020.

/s/ ACM LLP

Denver, Colorado

May 19, 2021